Exhibit 1.1

REGISTRATlON RIGHTS AGREEMENT

Dated December 18, 2003

among

TELE NORTE LESTE PARTICIPAÇÕES S.A.

as Issuer,

and

J.P. MORGAN SECURITIES INC.

as representative of the Initial Purchasers

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) dated as of December 18, 2003, among (i) Tele Norte Leste Participações S.A. (the “Issuer”), a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Brazil”) and (ii) J.P. Morgan Securities Inc. as representative on behalf of the Initial Purchasers (as defined below) of U.S.$300,000,000 of the Issuer’s 8.00% Notes due 2013 (the “Notes”). Terms not otherwise defined herein are used as defined in the Indenture (as defined below).

WITNESSETH

WHEREAS, the Issuer is today entering into an Indenture (the “Indenture”) dated as of December 18, 2003 with HSBC Bank USA, as Trustee (the “Trustee”), and J.P. Morgan Trust Bank LTD., as principal paying agent, pursuant to which it is today issuing U.S.$300,000,000 aggregate principal amount of its Notes;

WHEREAS, in order to provide additional liquidity to the holders of the Notes (the “Holders”), the Issuer is willing to enter into this Registration Rights Agreement providing for the registration of the Notes under the U.S. Securities Act of 1933, as amended;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Definitions.

As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act.

“Business Day” shall mean any date that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Closing Date” shall mean the Closing Date as defined in the Purchase Agreement.

“Consummate” shall mean the occurrence of (a) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Securities to be issued in the Exchange Offer, (b) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 2 hereof and (c) the delivery by the Issuer to the Trustee of Exchange Securities in the same aggregate principal amount as the aggregate principal amount of Notes tendered by Holders thereof pursuant to the Exchange Offer.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Exchange Date” shall have the meaning set fort in section 2(a)(ii) hereof.

“Exchange Offer” shall mean the exchange offer by the Issuer of Exchange Securities for Registrable Securities pursuant to Section 2(a) hereof.

“Exchange Offer Registration” shall mean a registration under the Securities Act effected pursuant to Section 2(a) hereof.

“Exchange Offer Registration Statement” shall mean an exchange offer registration statement on Form F-1, F-2, F-3 or F-4, as applicable, and all amendments and supplements to such registration statement, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Exchange Securities” shall mean securities issued by the Issuer containing terms identical in all material respects to the Notes (except that the Exchange Securities will not bear legends restricting their transfer or be subject to increases of the annual interest rate payable thereunder for failure to comply with this Agreement) and to be offered to Holders of Notes in exchange for Notes pursuant to the Exchange Offer.

“Holder” shall mean each person or entity that holds the Notes of the Registrable Securities, and each of their successors, assigns and direct and indirect transferees who become registered owners of Registrable Securities under the Indenture; provided that, for purposes of Sections 4 and 5 of this Agreement, the term “Holder” shall include Participating Broker-Dealers (as defined in Section 4(a)).

“Indenture” shall mean the Indenture relating to the Notes dated the Closing Date, among the Issuer and HSBC Bank USA, as Trustee, and J.P. Morgan Trust Bank LTD., as principal paying agent, as the same may be amended from time to time in accordance with the terms thereof.

“Initial Purchasers” shall mean J.P. Morgan Securities Inc., BB Securities Ltd. and Credit Suisse First Boston LLC.

“Majority Holders” shall mean the Holders of a majority of the aggregate principal amount of outstanding Registrable Securities; provided that, whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Issuer or any of its Affiliates (other than the Initial Purchasers or subsequent Holders of Registrable Securities if such subsequent holders are deemed to be such affiliates solely by reason of their holding of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage or amount.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement and by all other amendments and supplements to such prospectus, and in each case including all material incorporated by reference therein.

“Purchase Agreement” shall mean the Purchase Agreement dated as of December 10, 2003 among the Issuer and the Initial Purchasers relating to the purchase of the Notes by the Initial Purchasers.

“Registrable Securities” shall mean the Notes; provided, however, that the Notes shall cease to be Registrable Securities (i) when a Registration Statement with respect to such Notes shall have been declared effective under the Securities Act and such Notes shall have been disposed of pursuant to such Registration Statement, (ii) when such Notes have been sold to the public pursuant to Rule l44(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act or (iii) when the Notes shall have ceased to be outstanding or (iv) the Exchange Offer is Consummated; provided further, that the securities with respect to which the Issuer has caused to be filed and declared effective an Exchange Offer Registration Statement and have commenced an Exchange Offer, in each case pursuant to and in accordance with Section 2(a) hereof, and which have not been tendered by the last Exchange Date (as defined in Section 2(a)(ii) hereof) by the Holder thereof shall be deemed not be to Registrable Securities.

“Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Issuer with this Agreement, including without limitation: (i) all SEC, stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the Exchange Securities or Registrable Securities), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all rating agency fees, (v) all fees and disbursements relating to the qualification of the Indenture under applicable securities laws, (vi) the reasonable fees and disbursements of the Trustee and its counsel, (vii) the reasonable fees and disbursements of counsel for the Issuer and (viii) the reasonable fees and disbursements of the independent public accountants of the Issuer, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance, but excluding fees and expenses of counsel to the underwriters (other than reasonable fees and expenses set forth in clause (ii) above) or the Holders and underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

“Registration Statement” shall mean any registration statement of the Issuer that covers any of the Exchange Securities or Registrable Securities pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Trustee” shall mean the trustee with respect to the Notes under the Indenture.

SECTION 2. Registration Under the Securities Act.

(a) To the extent not prohibited by any applicable law or applicable interpretation of the staff of the SEC (the “Staff”), the Issuer shall use its reasonable best efforts to cause to be filed an Exchange Offer Registration Statement covering the offer by the Issuer to the Holders to exchange all of the Registrable Securities for Exchange Securities and to have such Registration Statement remain effective until the closing of the Exchange Offer. The Issuer shall use its best efforts to cause such Exchange Offer Registration Statement to be declared effective by the SEC by October 31,2004. The Issuer shall commence the Exchange Offer promptly after the Exchange Offer Registration Statement has been declared effective by the SEC and use its reasonable best efforts to have the Exchange Offer Consummated not later than 60 days after such effective date. The Issuer shall commence the Exchange Offer by mailing the related exchange offer Prospectus and accompanying documents to each Holder stating, in addition to such other disclosures as are required by applicable law:

(i) that the Exchange Offer is being made pursuant to this Agreement and that all Registrable Securities validly tendered and not properly withdrawn will be accepted for exchange;

(ii) the dates of acceptance for exchange (which shall be a period of at least 20 business days from the date such notice is mailed) (the “Exchange Dates”);

(iii) that any Registrable Security not tendered will remain outstanding and continue to accrue interest, but will not retain any rights under this Agreement;

(iv) that Holders electing to have a Registrable Security exchanged pursuant to the Exchange Offer will be required to surrender such Registrable Security, together with the enclosed letters of transmittal, to the institutions and at the addresses (located in the Borough of Manhattan, the City of New York) specified in the notice prior to the close of business on the last Exchange Date; and

(v) that Holders will be entitled to withdraw their election, not later than the close of business (New York time) on the last Exchange Date, by sending to the institutions and at the addresses (located in the Borough of Manhattan, the City of New York) specified in the notice a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Registrable Securities delivered for exchange and a statement that such Holder is withdrawing his election to have such Notes exchanged.

(b) As soon as practicable after the last Exchange Date, the Issuer shall:

(i) accept for exchange Registrable Securities or portions thereof tendered and not validly withdrawn pursuant to the Exchange Offer; and

(ii) deliver, or cause to be delivered, to the Trustee for cancellation all Registrable Securities or portions thereof so accepted for exchange by the Issuer and issue, and cause the Trustee to promptly authenticate and mail to each Holder, an Exchange Security equal in principal amount to the principal amount of the Registrable Securities surrendered by such Holder.

(c) The Issuer shall use its reasonable best efforts to complete the Exchange Offer as provided above and shall comply with the applicable requirements of the Securities Act the Exchange Act and other applicable laws and regulations in connection with the Exchange Offer. The Exchange Offer shall not be subject to any conditions, other than that the Exchange Offer does not violate applicable law or any applicable interpretation of the Staff. The Issuer shall inform the Initial Purchasers of the names and addresses of the Holders to whom the Exchange Offer is made, and the Initial Purchasers shall have the right, subject to applicable law, to contact such Holders and otherwise facilitate the tender of Registrable Securities in the Exchange Offer.

(d) In the event that the Issuer determines that the Exchange Offer Registration provided for in Section 2(a) above is not available or may not be Consummated as soon as practicable after the last Exchange Date because it would violate applicable law or the applicable interpretations of the Staff, or the Exchange Offer is not for any reason Consummated by October 31, 2004, then the Issuer may file any Registration Statement with the SEC that would result in the Holders of the Notes being able to resell its Notes in such a manner that they cease to be Registrable Securities, and upon effectiveness of any such Registration Statement, the Issuer shall be deemed to have satisfied its obligations hereunder.

(e) The Issuer shall pay all Registration Expenses in connection with the registration pursuant to Section 2(a).

(f) An Exchange Offer Registration Statement pursuant to Section 2(a) hereof will not be deemed to have become effective unless it has been declared effective by the SEC. As provided for in the Indenture, in the event the Exchange Offer is not Consummated or the Registration Statement referred to in Section 2(d) above has not been declared effective on or prior to October 31, 2004, the annual interest rate on the Notes will be increased to 8.25% per annum (0.25% in excess of the then current Note Rate), and to 8.50% (any additional 0.25% in excess of the then current Note Rate) if the Exchange Offer is not Consummated or the Registration Statement referenced to in Section 2(d) above has not been declared effective by the SEC on or prior to January 31,2005, until the Exchange Offer is Consummated or the Exchange Offer Registration Statement is declared effective by the SEC, whereupon the interest rate will decrease permanently to the original interest rate on the Notes.

SECTION 3. Registration Procedures. In connection with the obligations of the Issuer with respect to the Registration Statements pursuant to Section 2(a) and Section 2(b) hereof, the Issuer shall as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement on the appropriate form under the Securities Act, which form (x) shall be selected by the Issuer and (y) shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2 hereof;

(ii) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period and cause each Prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act; to keep each Prospectus current during the period described under Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the Registrable Securities or Exchange Securities;

(iii) to the extent necessary or applicable, use its reasonable best efforts to register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Registration Statement shall reasonably request in writing by the time the applicable Registration Statement is declared effective by the SEC, to cooperate with such Holders in connection with any filings required to be made with the National Association of Securities Dealers, Inc. and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however that the Issuer shall not be required to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(a)(iii), (B) file any general consent to service of process or (C) subject itself to taxation in any such jurisdiction if it is not so subject;

(iv) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(v) a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus after the initial filing of a Registration Statement, provide copies of such document to the Initial Purchasers and their counsel and make such representatives of the Issuer as shall be reasonably requested by the Initial Purchasers or their counsel available for discussion of such document, and shall not at any time file or make any amendment to the Registration Statement, any Prospectus or any amendment of or supplement to a Registration Statement or a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus, of which the Initial Purchasers and their counsel shall not have previously been advised and furnished a copy or to which the Initial Purchasers or their counsel shall reasonably object;

(vi) obtain a CUSIP number for all Exchange Securities or Registrable Securities, as the case may be, not later than the effective date of a Registration Statement;

(vii) use its reasonable best efforts to cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended (the “TlA”), in connection with the registration of the Exchange Securities or Registrable Securities, as the case may be, cooperate with the Trustee and the Holders to effect such changes to the Indenture as may be required for the Indenture to be so qualified in accordance with the terms of the TIA and execute, and use its best efforts to cause the Trustee to execute, all documents as may be required to effect such changes and all other forms and documents required to be filed with the SEC to enable the Indenture to be so qualified in a timely manner; and

(viii) use its reasonable best efforts to cause the Exchange Securities to continue to be rated by one nationally recognized statistical rating organization (as such term is defined in Rule 436(g)(2) under the Securities Act), if the Registrable Securities have been rated.

SECTION 4. Participation of Broker-Dealers in Exchange Offer.

(a) The parties hereto acknowledge that the Staff has taken the position that any broker-dealer that receives Exchange Securities for its own account in the Exchange Offer in exchange for Notes that were acquired by such broker-dealer as a result of market-making or other trading activities (a “Participating Broker-Dealer”), may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Securities. The Issuer understands that it is the Staff’s position that if the Prospectus contained in the Exchange Offer Registration Statement includes a plan of distribution containing a statement to the above effect and the means by which Participating Broker-Dealers may resell the Exchange Securities, without naming the Participating Broker-Dealers or specifying the amount of Exchange Securities owned by them, such Prospectus may be delivered by Participating Broker-Dealers to satisfy their prospectus delivery obligation under the Securities Act in connection with resales of Exchange Securities for their own accounts, so long as the Prospectus otherwise meets the requirements of the Securities Act.

(b) In light of the above, notwithstanding the other provisions of this Agreement, the Issuer agrees to take all actions necessary to ensure the effectiveness of the Registration Statement referred to in Section 2 as may be reasonably requested by the Initial

Purchasers or by one or more Participating Broker-Dealers, in each case as provided in clause (ii) below, in order to expedite or facilitate the disposition of any Exchange Securities by Participating Broker-Dealers consistent with the positions of the Staff recited in Section 4(a) above provided that:

(i) The Issuer shall not be required to amend or supplement the Prospectus contained in the Exchange Offer Registration Statement for a period exceeding 180 days after the last Exchange Date (as such period may be extended pursuant to the penultimate paragraph of Section 3 of this Agreement) and Participating Broker-Dealers shall not be authorized by the Issuer to deliver and shall not deliver such Prospectus after such period in connection with the resales contemplated by this Section 4; and

(ii) any application of the procedures to an Exchange Offer Registration, to the extent not required by the positions of the Staff or the Securities Act and the rules and regulations thereunder, will be in conformity with the reasonable request to the Issuer by the Initial Purchasers or with the reasonable request in writing to the Issuer by one or more broker-dealers who certify to the Initial Purchasers and the Issuer in writing that they anticipate that they will be Participating Broker-Dealers; and provided further that, in connection with such application of any procedures to an Exchange Offer Registration, the Issuer shall be obligated (x) to deal only with one entity representing the Participating Broker-Dealers, which shall be J.P. Morgan Securities Inc. unless it elects not to act as such representative, (y) to pay the reasonable fees and expenses of only one counsel representing the Participating Broker-Dealers, which shall be counsel to the Initial Purchasers unless such counsel elects not to so act and (z) to cause to be delivered only one, if any, “cold comfort” letter with respect to the Prospectus in the form existing on the last Exchange Date and with respect to each subsequent amendment or supplement, if any, effected in connection therewith.

(c) The Initial Purchasers shall have no liability to the Issuer or any Holder with respect to any request that they may make pursuant to Section 4(b) above.

SECTION 5. Indemnification and Contribution.

(a) The Issuer agrees to indemnify and hold harmless each Initial Purchaser and each Holder, their respective affiliates, directors and officers and each Person, if any, who controls any Initial Purchaser or any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other reasonable and duly documented expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any Prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser or any Holder furnished to the Issuer in writing through J.P. Morgan Securities Inc. or any selling Holder expressly for use therein.

(b) Each Holder agrees, severally and not jointly, to indemnify and hold harmless the Issuer, the Initial Purchasers and the other selling Holders, their respective affiliates, the directors of the Issuer, each officer of the Issuer who signed the Registration Statement and each Person, if any, who controls the Issuer, any Initial Purchaser and any other selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Holder furnished to the Issuer in writing by such Holder expressly for use in any Registration Statement and any Prospectus.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 5 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 5. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 5 that the Indemnifying Person may designate in such proceeding and shall pay the fees and reasonable and duly documented expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and reasonable and duly documented expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm (x) for any Initial Purchaser, its affiliates, directors and officers and any control Persons of such Initial Purchaser shall be designated in writing by J.P. Morgan Securities Inc. (y) for any Holder, its affiliates, directors and officers and any control Persons of such Holder shall be designated in writing by the Majority Holders and (z) in all other cases shall be designated in writing by the Issuer. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (A) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer from the offering of the Securities and the Exchange Securities, on the one hand, and by the Holders from receiving Securities or Exchange Securities registered under the Securities Act, on the other hand, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Issuer on the one hand and the Holders on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Issuer on the one hand and the Holders on the other shall be determined by reference to, among other things whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or by the Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Issuer and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set fort above, any reasonable and duly documented legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 5, in no event shall a Holder be required to contribute any amount in excess of the amount by which the total price at which the Securities or Exchange Securities sold by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The remedies provided for in this Section 5 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

(g) The indemnity and contribution provisions contained in this Section 5 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Initial Purchasers or any Holder, their respective affiliates or any Person controlling any Initial Purchaser or any Holder, or by or on behalf of the Issuer, its respective affiliates or the officers or directors of or any Person controlling the Issuer, (iii) acceptance of any of the Exchange Securities and (iv) any sale of Registrable Securities pursuant to any shelf or other Registration Statement.

SECTION 6. Miscellaneous.

(a) No Inconsistent Agreements. The Issuer has not entered into, and on or after the date of this Agreement will not enter into, any agreement which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Issuer’s other issued and outstanding securities under any such agreements.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Issuer has obtained the written consent of Holders of at least a majority in aggregate principal amount of the outstanding Registrable Securities affected by such amendment, modification, supplement, waiver or consent; provided, however, that no amendment, modification, supplement, waiver or consent to any departure from the provisions of Section 5 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writting by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Issuer by means of a notice given in accordance with the provisions of this Section 6(c), which address initially is, with respect to the Initial Purchasers, the address set forth in the Purchase Agreement; and (ii) if to the Issuer, initially at the Issuer’s address set fort in the Purchase Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 6(c). All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery. Copies of all such notices, demands, or other communications shall be concurrently delivered by the Person giving the same to the Trustee, at the address specified in the Indenture.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such Person shall be entitled to receive the benefits hereof. The Initial Purchasers (in their capacity as Initial Purchasers) shall have no liability or obligation to the Issuer with respect to any failure by a Holder to comply with, or any breach by any Holder of, any of the obligations of such Holder under this Agreement.

(e) Purchases and Sales of Securities. The Issuer shall have the right to purchase Registrable Securities only as contemplated in the Indenture; provided, however, that notwithstanding the foregoing, the Issuer shall not and the Issuer shall use its reasonable best efforts to cause its Affiliates not to, purchase and then resell or otherwise transfer any Registrable Securities, if doing so adversely affects the rights of the Holders hereunder.

(f) Third Party Beneficiary. The Holders shall be third party beneficiaries to the agreements made hereunder between the Issuer, on the one hand, and the Initial Purchasers on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parries hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. This Agreement shall be governed by the laws of the State of New York.

(j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(k) Jurisdiction.

(i) The Issuer agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein may be instituted in any U.S. federal or New York State court in the Borough of Manhattan in the City of New York (each a “New York court”) and the Issuer hereby waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts, with respect to actions brought against it as defendant, in any suit, action or proceeding.

(ii) The Issuer (A) irrevocably appoints CT Corporation System, at its offices located at 111 Eighth Avenue, New York, New York 10011 (together with any successor, the “Process Agent”), as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit, action or proceeding, acknowledges that the Process Agent has accepted such designation and agrees that service of process upon the Process Agent, and written notice of such service to the Issuer, by the person serving the same to the address set forth in the Purchase Agreement, shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding and (B) agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Process Agent in full force and effect so long as any of the Notes shall be outstanding.

(l) Waiver of Immunity. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether though service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by law.

(l) Waiver of Immunity. To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TELE NORTE LESTE PARTICIPAÇÕES S.A.

By:	/s/ MARCOS GRODETZKY
Name:	Marcos Grodetzky
Title:	Chief Financial Officer

By:	/s/ TARSO REBELLO DIAS
Name:	Tarso Rebello Dias
Title:	Treasurer

State of New York

County of New York

In this day of December, 2003, before me appeared Marcos Grodetzky and Tarso Rebello Dias, to me known to be the individuals described in and who executed the foregoing instrument and acknowledges that they executed the same.

WITNESSES:

1.	/s/ NEEL SCOTT
Name:	Neel Scott

2.	/s/ LEWIS A. ELDRIDGE
Name:	Lewis A. Eldridge Notary Public, State of New York No. 4880397 Qualified in Nassau County Certificate Filed in New York County Commission Expires February 17, 2007

Registration Rights Agreement

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

J.P. MORGAN SECURITIES INC., as representative on behalf of the Initial Purchasers

By:	/S/ WENDI G. ROYAL
Name:	WENDI G. ROYAL
Title:	VICE PRESIDENT

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

On this 18th day of December, 2003 before me, a notary public within and for said county, personally appeared Wendi G. Royal, to me personally known who being duly sworn, did say that she is a Vice President of J.P. Morgan Securities Inc., one of the persons described in and which executed the foregoing instrument, and acknowledge said instrument to be the free act and deed of said corporation.

/s/ MICHAEL TONKINSON
Notary Public
COMMISSION EXPIRES
MICHAEL TONKINSON
Notary Public, State of New York No. 01T06084629 Qualified In New York County Commission Expires December 9, 2001	[SEAL]

Registration Rights Agreement